Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-165056

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Depositary Shares of Regions Financial Corporation (each representing a 1/40th interest in a share of 6.375% Non-Cumulative Perpetual Preferred Stock, Series A)	$550,000,000.00	$75,020.00
6.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value $1 per share	(3)	(3)

(1)	Includes depositary shares subject to an option to purchase additional depositary shares granted to the underwriters.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(3)	No separate consideration will be payable in respect of shares of 6.375% Non-Cumulative Perpetual Preferred Stock, Series A, which are issued in connection with this offering.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 24, 2010)

Regions Financial Corporation

Depositary Shares Each Representing a 1/40th Interest in a Share of

6.375% Non-Cumulative Perpetual Preferred Stock, Series A

We are offering 20,000,000 depositary shares each representing a 1/40th ownership interest in a share of our 6.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value $1 per share (“Preferred Stock”), with a liquidation preference of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise these rights through the depositary.

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors (or a duly authorized committee of our board of directors). Dividends will accrue and be payable from the date of issuance at a rate of 6.375% per annum, payable quarterly in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2012. Upon payment of any dividends on the Preferred Stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If for any reason our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Preferred Stock for any dividend period (as defined herein), such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends are declared for any future dividend period with respect to the Preferred Stock or at any future time with respect to any other class or series of our capital stock.

We may redeem the Preferred Stock at our option, subject to regulatory approval, at a redemption price equal to $1,000 per share (equivalent of $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to but excluding the redemption date, (1) in whole or in part, from time to time, on any dividend payment date (as defined herein) on or after December 15, 2017 or (2) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein). If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares.

The Preferred Stock will not have any voting rights except as described elsewhere in the prospectus supplement.

Application will be made to list the depositary shares on the New York Stock Exchange (the “NYSE”) under the symbol “RFPrA.” If approved for listing, trading of the depositary shares is expected to commence within a 30-day period after the original issuance date of the depositary shares.

Neither the depositary shares nor the Preferred Stock is a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and neither is insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement to read about factors you should consider before buying the depositary shares representing an interest in the Preferred Stock.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price	$25.000	$500,000,000.00
Underwriting discounts and commissions(1)	$0.607	$12,137,737.50
Proceeds to Regions Financial Corporation, before expenses(2)	$24.393	$487,862,262.50

(1)	Reflects 8,757,000 depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $0.375 per depositary share, and 11,243,000 depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per depositary share.
(2)	Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional 2,000,000 depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the depositary shares in book-entry form only, through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment on or about November 1, 2012.

Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.	J.P. Morgan	UBS Investment Bank	Wells Fargo Securities

Lead Manager

Raymond James

Co-Managers

Barclays	Deutsche Bank Securities

Prospectus Supplement dated October 25, 2012

Prospectus Supplement

Prospectus

About This Prospectus	1

Where You Can Find More Information	1

The Company	3

Consolidated Earnings Ratios	3

Use of Proceeds	3

Validity of the Securities	4

Experts	4

You may rely only on the information contained in this prospectus supplement, the accompanying prospectus, and related free writing prospectus prepared by us or on our behalf and the documents incorporated by reference. Neither we nor any underwriter has authorized anyone to provide you with any other information. When you make a decision about whether to invest in the depositary shares and the Preferred Stock, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us or on our behalf and the documents incorporated by reference. You should assume that information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us or on our behalf and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy depositary shares or Preferred Stock in any circumstances under which the offer or solicitation is unlawful.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or similar references mean Regions Financial Corporation and not its subsidiaries and references to “Regions” mean Regions Financial Corporation and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us or on our behalf. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give you information other than that contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us or on our behalf and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.regions.com. Except for SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the information on or that can be accessed through our website is part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-5060.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” until we sell all the depositary shares offered by this prospectus supplement (in each case, other than information that is deemed, under SEC rules, not to have been filed):

•

Our Annual Report on Form 10-K for the year ended December 31, 2011 (including the portions of our Definitive Proxy Statement on Schedule 14A incorporated by reference therein), filed February 24, 2012;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, filed May 3, 2012, and the quarter ended June 30, 2012, filed August 6, 2012; and

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•

Our Current Reports on Form 8-K, filed January 12, 2012, February 24, 2012, March 13, 2012 (Items 8.01 and 9.01 only), March 19, 2012, April 2, 2012, April 4, 2012, April 25, 2012, May 2, 2012, May 22, 2012, May 25, 2012 and October 23, 2012 (filed portions only).

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Regions Financial Corporation

Investor Relations

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone: (205) 581-7890

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements that are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, unless the context implies otherwise, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law in July 2010, and a number of legislative, regulatory and tax proposals remain pending. Additionally, the U.S. Department of the Treasury and federal banking regulators continue to implement, but are also beginning to wind down, a number of programs to address capital and liquidity in the banking system. Future and proposed rules, including those that are part of the Basel III process, are expected to require banking institutions to increase levels of capital. All of the foregoing may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	Possible additional loan losses, impairment of goodwill and other intangibles, and adjustment of valuation allowances on deferred tax assets and the impact on earnings and capital.

•

Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins. Increases in benchmark interest rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated.

•

Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular, including any prolonging or worsening of the current unfavorable economic conditions, including unemployment levels.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, may have an adverse effect on business.

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•	Possible regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact Regions’ business model or products and services.

•	Possible stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposures so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization which is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative, or arbitral rulings or proceedings.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits affecting Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters.

•	Possible downgrades in ratings issued by rating agencies.

•	Possible changes in the speed of loan prepayments by Regions’ customers and loan origination or sales volumes.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	The effects of problems encountered by larger or similar financial institutions that adversely affect Regions or the banking industry generally.

•	Our ability to receive dividends from our subsidiaries.

•	The effects of the failure of any component of Regions’ business infrastructure which is provided by a third party.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to Regions’ reputation resulting from developments related to any of the items identified above.

The words “believe,” “expect,” “anticipate,” “project” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

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SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the depositary shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement and contained in our Annual Report on Form 10-K for the year ended December 31, 2011 to determine whether an investment in the depositary shares and the Preferred Stock is appropriate for you.

Regions Financial Corporation

Regions Financial Corporation is a Delaware corporation (NYSE symbol: RF) and financial holding company headquartered in Birmingham, Alabama, which operates throughout the South, Midwest and Texas. Regions provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of asset management, trust, insurance and other specialty financing. At September 30, 2012, Regions had total consolidated assets of approximately $121.8 billion, total consolidated deposits of approximately $94.9 billion and total consolidated stockholders’ equity of approximately $14.9 billion.

Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our telephone number is (800) 734-4667.

Recent Developments

Certain Litigation Matters

On September 12, 2012, after hearing pretrial motions, the Circuit Court of Morris County, New Jersey dismissed, with prejudice, plaintiffs’ complaint in connection with a lawsuit instituted in July 2006 against, among others, our former subsidiary Morgan Keegan & Company, Inc. (“Morgan Keegan”) and a former Morgan Keegan analyst alleging various claims and seeking monetary damages. Plaintiffs have indicated that they intend to appeal the dismissal. This matter is subject to the indemnification arrangements entered into in connection with the sale of Morgan Keegan to Raymond James Financial Inc. (“Raymond James”). For more information on this matter, see the “Legal Proceedings” section in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Summary of the Offering

The following summary contains basic information about the depositary shares, Preferred Stock and this offering and is not intended to be complete. It does not contain all the information that you should consider before deciding whether to invest in the depositary shares. For a complete understanding of the depositary shares and Preferred Stock, you should read the sections of this prospectus supplement entitled “Description of the Series A Preferred Stock” and “Description of Depositary Shares.”

Issuer	Regions Financial Corporation, a Delaware corporation and a financial holding company.

Securities Offered	20,000,000 depositary shares (22,000,000 depositary shares if the underwriters exercise their over-allotment option in full) each representing a 1/40th ownership interest in a share of our 6.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value $1 per share, with a liquidation preference of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share). Each holder of depositary shares will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary shares, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We reserve the right to re-open this series of preferred stock and issue additional shares of Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Preferred Stock. The additional shares would form a single series together with all previously issued shares of Preferred Stock. In the event we issue additional shares of Preferred Stock, we will cause a corresponding number of additional depositary shares to be issued.

Dividends	We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors (or a duly authorized committee of our board of directors). Dividends will accrue and be payable from the date of issuance at a rate of 6.375% per annum, payable quarterly in arrears. See also “—Dividend Payment Dates.” Upon the payment of any dividends on the Preferred Stock, holders of depositary shares are expected to receive a related proportionate payment.

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee of our board of directors) declares a dividend for any future dividend period with respect to the Preferred Stock or at any future time with respect to any other class or series of our capital stock. A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period for shares of Preferred Stock issued in connection with this offering will begin on and include the date we first issue such shares of Preferred Stock.

Our ability to pay dividends on the Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of the Series A Preferred Stock—Dividends—Restrictions on the Payment of Dividends.”

Dividend Payment Dates

Dividends on the Preferred Stock will be payable when,

as, and if declared by our board of directors (or a duly authorized committee of our board of directors), quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2012 (each a “dividend payment date”). If any dividend payment date falls on a day other than a business day, then such date shall nevertheless be a dividend payment date but any dividend declared and otherwise payable on that dividend payment date will instead be paid on the next business day without any adjustment to the amount of dividends paid.

Priority Regarding Dividends	So long as any Preferred Stock remains outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Preferred Stock, and we are not in default on our obligation to redeem any shares of Preferred Stock that have been called for redemption, we may not, subject to certain exceptions:

• declare, pay or set aside for payment any dividend or distribution on any shares of junior stock (as defined herein); or

• repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of junior stock or dividend parity stock (as defined herein).

When dividends are not paid in full upon the Preferred Stock and any dividend parity stock, all dividends paid or declared for payment on a dividend payment date with respect to the Preferred Stock and any dividend parity stock will be shared based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative dividend parity stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative dividend parity stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.

See “Description of the Series A Preferred Stock—Dividends—Priority Regarding Dividends” for more information.

Redemption	The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock, at our option, at a price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to but excluding the redemption date, (i) in whole or in part, from time to time, on any dividend payment date on or after December 15, 2017 or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein). If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares. See “Description of the Series A Preferred Stock—Redemption” and “Description of Depositary Shares—Redemption” for more information.

Our ability to redeem part or all of the Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of the Series A Preferred Stock—Redemption—Redemption Procedures and Limitations.”

Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

Liquidation Rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to the date of payment of the liquidating distribution, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock with respect to liquidating distributions. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities or obligations to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock as to such distribution and pro rata as to the Preferred Stock and any other shares of our capital stock ranking equally as to such distribution, if any.

Voting Rights	None, except with respect to (i) authorizing or increasing the authorized amount of any class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or distributions upon our liquidation, dissolution or winding-up, (ii) certain changes in the terms of our Preferred Stock, (iii) the consummation of certain mergers, consolidations or other similar transactions, (iv) in the case of certain dividend non-payments, and (v) as otherwise required by law. See “Description of the Series A Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares—Voting the Preferred Stock.”

Ranking	Shares of the Preferred Stock will rank, with respect to the payment of dividends and distribution upon our liquidation, dissolution or winding-up, respectively:

•   senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that stock expressly provide that it ranks senior to, or on parity with, the Preferred Stock with respect to such dividends and distributions;

•   on a parity with any class or series of our capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with our Preferred Stock with respect to such dividends and distributions; and

•   junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the Preferred Stock with respect to such dividends and distributions.

No Maturity	The Preferred Stock does not have any maturity date, and we are not required to redeem the Preferred Stock at any time. Accordingly, the Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and, if required, receive prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to do so.

Preemptive and Conversion Rights	None.

Listing	Application will be made to list the depositary shares on the NYSE under the symbol “RFPrA.” If approved for listing, trading of the depositary shares on the NYSE is expected to commence within a 30-day period after the original issuance date of the depositary shares.

Tax Consequences	For discussion of the tax consequences relating to the Preferred Stock and the depositary shares, see “United States Federal Income Tax Consequences.”

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $487.1 million ($535.5 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from the sale of the depositary shares for general corporate purposes, which may include redeeming certain higher coupon trust preferred securities issued by one or more of our trust affiliates that are subject to a regulatory capital event call.

Risk Factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

Depositary, Registrar and Transfer Agent	Computershare Trust Company, N.A. will be the depositary, transfer agent and registrar for the Preferred Stock.

RISK FACTORS

An investment in the depositary shares involves certain risks, not all of which are described in this prospectus supplement, some of which relate to the Preferred Stock or the depositary shares and others of which relate to Regions. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Regions’ business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the depositary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Regions’ actual results could differ materially from those anticipated in our forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we describe are not the only ones facing Regions. Additional risks and uncertainties not presently known to Regions or that Regions currently deems immaterial may also impair its business or operations. Any adverse effect on Regions’ business, financial condition or operating results could result in a decline in the value of the depositary shares and the loss of all or part of your investment.

You are making an investment decision about both the depositary shares and the Preferred Stock.

As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in shares of Preferred Stock. The depositary will rely solely on the payments it receives on the Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement regarding both of these securities before making an investment decision.

The Preferred Stock and the depositary shares will initially be rated below investment grade.

We are currently rated below investment grade by Moody’s Investor Services (“Moody’s”), and neither the Preferred Stock nor the depositary shares will initially be investment grade-rated by any of Moody’s, Standard & Poor’s or Fitch Ratings. There is no assurance that our credit rating, or the credit rating of the Preferred Stock or the depositary shares, will be upgraded or become investment grade in the future. Consequently, the depositary shares may be subject to a higher risk of price volatility than similar, higher-rated securities, particularly in volatile markets. Additionally, any real or anticipated changes in the credit ratings assigned to the depositary shares or the Preferred Stock, or to our credit ratings generally, could adversely affect the trading price of the depositary shares.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the depositary shares. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the depositary shares or the Preferred Stock may not reflect all risks related to Regions’ business, or the structure or market value of the depositary shares.

The Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness.

The shares of Preferred Stock will be equity interests and will not constitute indebtedness. This means that the depositary shares, which represent fractional interests in shares of Preferred Stock, will rank junior to all our existing and future indebtedness and our other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. As of September 30, 2012, our total liabilities were approximately $106.9 billion, and we may incur additional indebtedness in the future to increase our capital resources. Additionally, if our capital ratios or the capital ratios of our banking subsidiary fall below the required minimums, we or our banking subsidiary could be forced to raise additional capital by making additional offerings of debt securities, including medium-term notes, senior or subordinated notes, or other applicable securities. The Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below in “Risk Factors—Holders of the Preferred Stock and the depositary shares will have limited voting rights.” Further, our existing and future indebtedness may restrict the payment of dividends on the Preferred Stock.

Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of the depositary shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders, including issuing additional shares of Preferred Stock or additional depositary shares. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the Preferred Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. Though the approval of holders of depositary shares representing interests in the Preferred Stock will be needed to issue any equity security ranking senior to the Preferred Stock, if we issue preferred stock in the future that has preference over the Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of these other offerings, as well as other sales of a large block of depositary shares, Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Preferred Stock are not entitled to preemptive rights or other protections against dilution.

The Preferred Stock may be junior in rights and preferences to our future preferred stock.

The Preferred Stock may rank junior to preferred stock issued in the future that by its terms is expressly senior in rights and preferences to the Preferred Stock. It is possible that we may authorize and issue such shares without your vote or consent, although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Preferred Stock is required to authorize or issue any shares of stock senior in rights and preferences to the Preferred Stock. The terms of any future preferred stock expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. In this case, unless full dividends for all outstanding preferred stock senior to the Preferred Stock have been declared and paid or set aside for payment, we may be prohibited from declaring or paying dividends or other distributions, or from repurchasing, redeeming or otherwise acquiring, directly or indirectly, for consideration, shares of Preferred Stock. This could result in dividends on the Preferred Stock not being paid on any particular dividend payment date.

Dividends on the Preferred Stock are discretionary and non-cumulative.

Dividends on the Preferred Stock are discretionary and will not be cumulative. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee of our board of directors) declares a dividend on the Preferred Stock or any other class or series of our capital stock for any future dividend period.

Our ability to declare and pay dividends is subject to statutory and regulatory restrictions.

We are subject to statutory and regulatory limitations on our ability to declare and pay dividends on the Preferred Stock. In particular, while the impact of many of its provisions are not yet known, the Dodd-Frank Act requires federal banking agencies to establish more stringent risk-based capital guidelines and leverage limits applicable to banks and bank holding companies, and especially those institutions with consolidated assets equal to or greater than $50 billion. In June 2012, the Federal Reserve, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency issued three proposed rules (the “Proposed Rules”) that would substantially revise the federal banking agencies’ current capital rules and implement the Basel Committee on Banking Supervision’s December 2010 regulatory capital reforms, known as Basel III. The Proposed Rules set forth the proposed criteria for qualifying additional Tier 1 capital instruments consistent with Basel III, including the requirement that any dividends on such instruments only be paid out of the banking organization’s net income and retained earnings. Such provisions could adversely affect our ability to pay dividends or may result in additional limitations on our ability to pay dividends on shares of the Preferred Stock.

The Preferred Stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the Federal Reserve (if then required), at our option, we may redeem the Preferred Stock at any time, either in whole or in part, on any dividend payment date on or after December 15, 2017. We may also redeem the Preferred Stock at our option, subject to the approval of the Federal Reserve (if then required), at any time, in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event,” such as a proposed change in law or regulation after the initial issuance date with respect to whether the Preferred Stock qualifies as a Tier 1 capital instrument. It is possible that the Preferred Stock may not satisfy the proposed criteria for Tier 1 capital instruments consistent with Basel III set forth in the Proposed Rules or any final rules that are adopted by the Federal Reserve. As a result, in addition to other circumstances that may constitute a regulatory capital treatment event, when the Federal Reserve revises and replaces its current capital rules with final risk-based and leverage capital requirements implementing Basel III, a regulatory capital treatment event could occur whereby we would have the right, subject to prior approval of the Federal Reserve (if then required), to redeem the Preferred Stock in accordance with its terms prior to the dividend payment date in December 2017.

If we redeem the Preferred Stock for any reason, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of the Series A Preferred Stock—Redemption” for more information on redemption of the Preferred Stock.

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of the holders of the Preferred Stock or the holders of the related depositary shares offered by this prospectus supplement. The Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after December 15, 2017, or in whole, but not in part, at any time within 90 days of the occurrence of a regulatory capital treatment event as described herein. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

Our right to redeem the Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve and any future replacement capital covenants.

Our right to redeem the Preferred Stock is subject to limitations. Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose.

In addition, in the future we may enter into a replacement capital covenant with respect to the Preferred Stock that may limit our right to redeem the Preferred Stock. We have entered into similar covenants with respect to certain of our outstanding securities. These covenants prohibit us and our subsidiaries from redeeming or purchasing those securities unless we have received proceeds from the sales of eligible replacement capital securities. In some circumstances, we may treat the Preferred Stock as replacement capital securities under these existing replacement capital covenants prior to certain specified dates if we enter into a new replacement capital covenant with respect to the Preferred Stock. As such, there could be circumstances in which it would be in the interest of both you and us that some or all of the Preferred Stock be redeemed and in which sufficient cash is available for that purpose, but we would be restricted from doing so because we were not able to obtain proceeds from the sale of replacement capital securities.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a legal entity separate and distinct from our banking and other subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our stockholders and to pay principal and interest on our outstanding debt, is dividends from our banking subsidiary, Regions Bank. There are statutory and regulatory limitations on the payment of dividends by Regions Bank to us, as well as by us to our stockholders. Regulations of both the Federal Reserve and the State of Alabama affect the ability of Regions Bank to pay dividends and other distributions to us and to make loans to us. If Regions Bank is unable to make dividend payments to us and sufficient cash or liquidity is not otherwise available, we may not be able to make dividend payments to our common and preferred stockholders or principal and interest payments on our outstanding debt.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the depositary shares each representing an interest in a share of the Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of the Preferred Stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At September 30, 2012, our subsidiaries’ total deposits and borrowings were approximately $100.1 billion.

If we defer payments on our outstanding junior subordinated notes under the indentures governing those securities, we will be prohibited from making distributions on or redeeming our Preferred Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment on the Preferred Stock, at any time when payment of interest on those junior subordinated notes has been deferred and while any such accrued and unpaid interest remains unpaid.

Additionally, when dividends are not paid in full upon the Preferred Stock and dividend parity stock, if any, all dividends declared upon the Preferred Stock and dividend parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock, if any, bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Preferred Stock.

Holders of the Preferred Stock and the depositary shares will have limited voting rights.

Holders of the Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Preferred Stock will have voting rights only with respect to (i) authorizing or increasing the authorized amount of any class or series of our capital stock ranking senior to the Preferred Stock with respect to dividends or rights upon our liquidation, winding-up or dissolution, (ii) certain changes in the terms of our Preferred Stock, (iii) the consummation of a merger, consolidation or other similar transaction where the Preferred Stock will not remain outstanding or will be converted into preference securities on terms materially less favorable than prior to the merger, consolidation or other transaction, (iv) in the case of certain dividend non-payments and (v) as otherwise required by applicable law. See “Description of the Series A Preferred Stock—Voting Rights.”

Holders of the depositary shares must act through the depository to exercise any voting rights of the Preferred Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Preferred Stock. While the depositary will vote the maximum number of whole shares of Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the depositary shares will not be voted. See “Description of Depositary Shares—Voting the Preferred Stock.”

We cannot assure you that a liquid trading market for our depositary shares will develop, and you may find it difficult to sell any of the depositary shares you hold.

Application will be made to list the depositary shares on the NYSE under the symbol “RFPrA.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the original issuance date of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell any depositary shares you may hold at a particular time or at a price that you find favorable.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

Future trading prices of the depositary shares will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Preferred Stock from time to time;

•	Regions’ operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit-rating agencies, including the ratings given to the Preferred Stock or depositary shares;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting Regions or the financial markets generally; and

•	the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops.

Holders of depositary shares may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate United States holders (as defined in “United States Federal Income Tax Consequences”) of our depositary shares may be eligible for the dividends-received deduction, and distributions paid to non-corporate United States holders of our depositary shares may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on our Preferred Stock to qualify as dividends for U.S. federal income tax purposes. See “United States Federal Income Tax Consequences.” If any distributions on our Preferred Stock with respect to any fiscal year fail to qualify as dividends for U.S. federal income tax purposes, United States holders of our depositary shares would be unable to use the dividends-received deduction and would not be eligible for the preferential tax rates applicable to “qualified dividend income.” If that were to occur, the market value of our depositary shares may decline.

Qualified dividend income paid to non-corporate United States holders in taxable years beginning before January 1, 2013 will generally be taxable at preferential rates. However, in the absence of legislation extending the term of the preferential tax rates for qualified dividend income, dividends paid in taxable years beginning on or after January 1, 2013, including dividends on the depositary shares, will be taxed at rates applicable to ordinary income.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $487.1 million ($535.5 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from the sale of the depositary shares for general corporate purposes, which may include redeeming certain higher coupon trust preferred securities issued by one or more of our trust affiliates that are subject to a regulatory capital event call.

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

Effective for the first quarter of 2012 reporting, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements. These updates did not change the items that must be presented in other comprehensive income. The following financial information revises historical information to illustrate the new presentation required by this pronouncement for the periods presented.

	(unaudited)
	For the Year Ended December 31,
	2011	2010	2009
	(In millions)
Net income (loss)	$(215)	$(539)	$(1,031)

Other comprehensive income (loss), net of tax:*
Unrealized gains on securities available for sale:
Unrealized holding gains arising during the period (net of $189, $21 and $193 tax effect, respectively)	317	62	322
Less: reclassification adjustments for securities gains realized in net income (loss) (net of $39, $138 and $24 tax effect, respectively)	73	256	45

Net change in unrealized gain (loss) on securities available for sale, net of tax	244	(194)	277

Unrealized gains (losses) on derivative instruments designated as cash flow hedges:
Unrealized holding gains (losses) on derivatives arising during the period (net of $123, $3 and $56 tax effect, respectively)	202	(6)	91
Less: reclassification adjustments for gains realized in net income (loss) (net of $66, $99 and $138 tax effect, respectively)	108	160	224

Net change in unrealized gain on cash flow hedges, net of tax	94	(166)	(133)

Defined benefit pension plans and other post-employment benefits:
Net actuarial gains and losses arising during the period (net of $74, $4 and $20 tax effect, respectively)	(118)	(1)	37
Amortization of actuarial loss and prior service cost realized in net income (loss), and other (net of $16, $15 and $15 tax effect, respectively)	29	29	29

Net change from defined benefit pension plans	(147)	(30)	8

Other comprehensive income, net of tax*	$191	$(390)	$152

Comprehensive income (loss)	$(24)	$(929)	$(879)

*	All other comprehensive amounts are shown net of tax.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the material terms of our capital stock. The following summary of the terms and provision of our capital stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation and our Restated Bylaws, copies of which are available upon request from us, and the Delaware General Corporation Law (the “DGCL”) and federal law governing bank holding companies.

Common Stock

Our authorized capital stock includes 3,000,000,000 shares of common stock, par value $0.01 per share. As of September 30, 2012, we had issued 1,454,291,608 shares of our common stock (including 41,289,074 shares held in treasury) and no shares of our preferred stock. As of September 30, 2012, 65,856,000 shares of common stock were reserved for issuance under stock compensation plans and 133,000 shares were reserved for issuance under deferred compensation plans. All outstanding shares of our capital stock are fully paid and non-assessable.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors (or a duly authorized committee of our board of directors) out of funds legally available for their payment. The holders of our common stock are entitled to share equally, share for share, in such dividends. The payment of dividends on our common stock is subject to the prior payment of dividends on our preferred stock.

In the event of our voluntary or involuntary liquidation, dissolution, or winding-up, the holders of our common stock are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of our outstanding preferred stock.

Subject to the rights, if any, of the holders of any series of preferred stock, holders of our common stock have exclusive voting rights and are entitled to one vote for each share of common stock on all matters voted upon by the stockholders, including election of directors. Holders of our common stock do not have the right to cumulate their voting power.

Holders of our common stock are not entitled to preemptive or preferential rights. Our common stock has no redemption or sinking fund provisions applicable thereto. Our common stock does not have any conversion rights.

Our common stock is traded on the NYSE under the symbol “RF.” The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

Preferred Stock

Our authorized capital stock includes 10,000,000 authorized shares of preferred stock. As of the date of this prospectus supplement, no shares of our preferred stock were issued and outstanding. Our Amended and Restated Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock without first seeking approval from the holders of our capital stock, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any series of preferred stock.

Certain Provisions That May Have an Anti-Takeover Effect

Our Amended and Restated Certificate of Incorporation and Restated Bylaws, and certain portions of federal law and the DGCL, contain certain provisions that may have an anti-takeover effect.

Business Combination. In addition to any other vote required by law, our Amended and Restated Certificate of Incorporation or any agreement between us and any national securities exchange, the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock entitled to vote in an election of the directors is required for any merger or consolidation with or into any other corporation, or any sale or lease of all or a substantial part of our assets to any other corporation, person or other entity, in each case if, on the record date for the vote thereon, such corporation, person or entity is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of the corporation entitled to vote in an election of directors. This supermajority vote of the holders of the outstanding shares of the corporation does not apply where:

(1) our directors have approved a memorandum of understanding or other written agreement providing for the transaction prior to the time that such corporation, entity or person became a beneficial owner of more than 5% of our outstanding shares entitled to vote in an election of directors, or after such acquisition of 5% of our outstanding shares, if at least 75% of the directors approve the transaction prior to its consummation; or

(2) any merger or consolidation of the corporation with, or any sale or lease by the company or any subsidiary thereof of any assets of, or any sale or lease by the corporation or any subsidiary thereof of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in election of directors is owned of record or beneficially by the corporation and its subsidiaries.

Delaware Anti-Takeover Laws. We are subject to Section 203 of the DGCL. Section 203 prohibits us from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to such date, our board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock (with certain exclusions); or

•

the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

For purposes of Section 203, an “interested stockholder” is defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Blank Check Preferred Stock. Our authorized capital stock includes 10,000,000 authorized shares of preferred stock of which no shares have been issued as of the date of this prospectus supplement. The existence of authorized but unissued preferred stock may enable our board of directors to delay, defer or prevent a change in control of us by means of a merger, tender offer, proxy contest or otherwise. In this regard, our Amended and Restated Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of preferred stock with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. Our board of directors currently does not intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law or any listing requirement adopted by a securities exchange on which our common stock is listed.

Special Meeting of Stockholders. Only our Chairman of the Board, Chief Executive Officer, President, Secretary or directors by resolution, may call a special meeting of our stockholders.

Action of Stockholders Without a Meeting. Any action of our stockholders may be taken at a meeting only and may not be taken by written consent.

Amendment of Certificate of Incorporation. For us to amend our Amended and Restated Certificate of Incorporation, Delaware law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a stockholders’ meeting to adopt the amendment. Generally, amendments to our Amended and Restated Certificate of Incorporation require the affirmative vote of a majority of our outstanding stock. As described below, however, certain amendments to our Amended and Restated Certificate of Incorporation may require a supermajority vote.

The vote of the holders of not less than 75% of outstanding shares of our common stock entitled to vote in an election of directors, considered as a single class, is required to adopt any amendment to our Amended and Restated Certificate of Incorporation that relates to the provisions of our Amended and Restated Certificate of Incorporation that govern the following matters:

•	the size of our board of directors and their terms of service;

•	the provisions regarding “business combinations”;

•	the ability of our stockholders to act by written consent;

•	the provisions indemnifying our officers, directors, employees and agents; and

•	the provisions setting forth the supermajority vote requirements for amending our Amended and Restated Certificate of Incorporation.

The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. None of these provisions is the result of any specific effort by a third party to accumulate our securities or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.

The ability of a third party to acquire us is also limited under applicable U.S. banking laws and regulations. The Bank Holding Company Act of 1956, as amended (the “BHC Act”), requires any bank holding company (as defined therein) to obtain the approval of the Federal Reserve prior to acquiring, directly or indirectly, more than 5% of our outstanding common stock or any other class of our voting securities. Any “company” (as defined in the BHC Act) other than a bank holding company would be required to obtain Federal Reserve approval before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A holder of 25% or more of our outstanding common stock (or any other class of our voting securities), other than an individual, is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock (or any other class of our voting securities).

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following is a brief description of the material terms of the Preferred Stock. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation, including the Certificate of Designations creating the Preferred Stock, and Restated Bylaws, copies of which are available upon request from us, and the applicable provisions of the DGCL and federal law governing bank holding companies.

General

The 6.375% Non-Cumulative, Perpetual Preferred Stock, Series A is a single series of our authorized preferred stock. We are offering 20,000,000 depositary shares (22,000,000 depositary shares if the underwriters exercise their over-allotment option in full), representing 500,000 shares of the Preferred Stock (550,000 shares of the Preferred Stock if the underwriters exercise their over-allotment option in full) in the aggregate by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of Depositary Shares.”

With respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up of our business and affairs, the Preferred Stock will rank (i) senior to our common stock and each other series of preferred stock we may issue (unless expressly provided otherwise in the certificate of designations creating such preferred stock), (ii) pari passu with each other series of our preferred stock which expressly provides in the certificate of designations creating such preferred stock that it will rank pari passu with the Preferred Stock and (iii) junior to all existing and future indebtedness and other non-equity claims on us and to each other series of our preferred stock which expressly provides in the certificate of designations creating such preferred stock that it will rank senior to the Preferred Stock. As of the date of this prospectus supplement, we have no other series of preferred stock outstanding.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities. The Preferred Stock is perpetual and has no maturity date.

We reserve the right to re-open this series and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time, without notice to or consent of holders of the Preferred Stock; provided, that any such additional shares of Series A Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Series A Preferred Stock are otherwise treated as fungible with the Series A Preferred Stock offered hereby for U.S. federal income tax purposes. In the event we issue additional shares of Preferred Stock, we will cause a corresponding number of additional depositary shares to be issued. The additional shares would form a single series with the Preferred Stock offered by this prospectus supplement. In addition, we may from time to time, without notice to or consent of holders of the Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and distributions upon our liquidation, dissolution or winding-up.

Dividends

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee of our board of directors) declares a dividend for any future dividend period with respect to the Preferred Stock or at any future time with respect to any other class or series of our capital stock.

Holders of Preferred Stock will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), out of assets legally available for the payment of dividends under the DGCL, non-cumulative cash dividends at a rate equal to 6.375% of the $1,000 per share liquidation amount of the Preferred Stock (equivalent to $25 per depositary share) per annum, payable in arrears on each dividend payment date with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date.

If declared by our board of directors (or a duly authorized committee of our board of directors), we will pay dividends on the Preferred Stock quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2012, each such date referred to as a dividend payment date. If any dividend payment date falls on a day other than a business day, then any dividend declared and otherwise payable on that dividend payment date will be paid on the next business day without any adjustment to the amount of dividends paid. A business day means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.

A dividend period for the Preferred Stock is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period of the Preferred Stock issued as part of this offering will commence on and include the date we first issue shares of Preferred Stock. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock.

Dividends will be payable to holders of record of Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no more than 60 calendar days nor less than 10 calendar days before the applicable dividend payment date, as shall be fixed by our board of directors (or a duly authorized committee of our board of directors) (the “dividend record date”). A dividend record date established for the Preferred Stock need not be a business day. The corresponding record dates for the depositary shares will be the same as the record dates for the Preferred Stock.

Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption.”

Priority Regarding Dividends

So long as any share of Preferred Stock remains outstanding, unless (i) the full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Preferred Stock and (ii) we are not in default on our obligation to redeem any shares of Preferred Stock that have been called for redemption:

•

no dividend shall be declared, paid or set aside for payment and no distribution shall be declared, made or set aside for payment on any junior stock (as defined below) (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

•

no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of junior stock for or into other junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

•

no shares of dividend parity stock (as defined below), if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such dividend parity stock (ii) as a result of a reclassification of dividend parity stock for or into other dividend parity stock, (iii) the exchange or conversion of dividend parity stock for or into other dividend parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of dividend parity stock, (v) purchases of shares of dividend parity stock pursuant to a contractually binding requirement to buy dividend parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of dividend parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in dividend parity stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in dividend parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us.

If dividends are not paid in full upon the shares of Preferred Stock and any dividend parity stock, all dividends paid or declared for payment on a dividend payment date with respect to the Preferred Stock and the dividend parity stock will be shared based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative dividend parity stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative dividend parity stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.

Subject to the foregoing, such dividends (payable in cash, securities or otherwise) as may be determined by our board of directors (or a duly authorized committee of our board of directors) may be declared and paid on any class or series of junior stock or any dividend parity stock from time to time out of assets legally available for such payment, and the Preferred Stock will not be entitled to participate in any such dividend. Holders of the Preferred Stock will not be entitled to receive any dividends not declared by our board of directors (or a duly authorized committee of our board of directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Preferred Stock as to (i) payment of dividends and (ii) distributions upon our liquidation, dissolution or winding-up.

As used in this prospectus supplement, “dividend parity stock” means any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Preferred Stock as to the payment of dividends (regardless whether such capital stock bears dividends on a non-cumulative or cumulative basis). As of the date of this prospectus supplement, there is no dividend parity stock outstanding.

Restrictions on the Payment of Dividends

The payment of dividends on the Preferred Stock is subject to the priority provisions and other restrictions described above in “—Dividends.” Our ability to pay dividends on the Preferred Stock is also dependent on our ability to receive dividends from our subsidiaries. See “Risk Factors—We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.”

Further, dividends on the Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations, including any capital adequacy guidelines or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency (as defined in Section 3(q) of the Federal Deposit Insurance Act)). The Certificate of Designations creating the Preferred Stock explicitly provides that dividends on the Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the applicable capital adequacy guidelines.

Redemption

Mandatory Redemption

The Preferred Stock is perpetual and has no maturity date. The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

Optional Redemption

We may redeem the Preferred Stock at our option, through a resolution duly adopted by our board of directors (or a duly authorized committee of our board of directors), in whole or in part, from time to time, on any dividend payment date on or after December 15, 2017, at a price equal to $1,000 per share (equivalent to $25 per depositary share), plus (except as otherwise provided) the per share amount of any declared and unpaid dividends on the Preferred Stock prior to the date fixed for redemption (the “redemption date”).

Redemption Following a Regulatory Capital Treatment Event

We may redeem shares of the Preferred Stock at our option, through a resolution duly adopted by our board of directors (or a duly authorized committee of our board of directors), at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a price equal to $1,000 per share (equivalent to $25 per depositary share), plus (except as otherwise provided) the per share amount of any declared and unpaid dividends on the Preferred Stock prior to the redemption date.

A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of Preferred Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective (or will become effective) after the initial issuance of any share of Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the shares of Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations promulgated by the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.

Redemption Procedures and Limitations

If any shares of Preferred Stock are redeemed, the redemption price payable to the holder of any shares called for redemption will be payable on the applicable redemption date against the surrender to us or our agent of any certificate(s) evidencing the shares called for redemption. Any declared but unpaid dividends payable on a redemption date but occurring after the dividend record date for any dividend period shall not be paid to the holder of Preferred Stock entitled to receive the redemption price, but will instead be paid to the holder of record of the redeemed shares on the dividend record date relating to the applicable dividend payment date.

If any shares of Preferred Stock are to be redeemed, a notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation (provided that, if the Preferred Stock is held in book-entry form through the Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). Any notice of redemption shall be mailed at least 30 days and no more than 60 days before the redemption date, and each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Preferred Stock to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the certificates evidencing shares of Preferred Stock are to be surrendered for payment of the redemption price.

Any notice of redemption mailed or otherwise delivered as described above shall be conclusively presumed to have been duly given, whether or not any holder of the Preferred Stock receives such notice. Failure to duly give notice of redemption, or any defect in such notice, to any holder of shares of Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we (pursuant to a resolution adopted by our board of directors or a duly authorized committee of our board of directors) may determine to be fair and equitable.

If notice of redemption has been duly given and, if on or before the redemption date specified in such notice, we have set aside all funds necessary for the redemption, separate and apart from our other assets, in trust for the pro rata benefit of the holders of the shares of Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited with a bank or trust company selected by our board of directors (or any duly authorized committee of our board of directors) (the “redemption depository”) in trust for the pro rata benefit of the holders of the shares of Preferred Stock called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares of Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Preferred Stock shall cease to accrue after the redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the redemption depository at any time after the redemption date from the funds so deposited, without interest. We shall be entitled to receive, from time to time, from the redemption depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to us, and in the event of such repayment, the holders of record of the shares of Preferred Stock called for redemption shall look only to us for payment of an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to us, but shall in no event be entitled to any interest.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. See “Risk Factors—Our right to redeem the Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve and any future replacement capital covenants.” The Certificate of Designations creating the Preferred Stock explicitly provides that any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

See “Description of Depositary Shares—Redemption of Depositary Shares” for information about redemption of the depositary shares relating to the Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends prior to the date of payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution), after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any securities ranking senior to Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of our business and affairs, and before we make any distribution of assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Preferred Stock with respect to distributions upon our liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distribution described above, the holders of the Preferred Stock shall not be entitled to any further participation in any distribution of our assets.

In any such distribution, if our assets or the proceeds thereof are not sufficient to pay the full liquidation preferences (as defined below) to all holders of the Preferred Stock and all holders of liquidation parity stock (as defined below), if any, as to such distribution with the Preferred Stock, the amounts paid to the holders of Preferred Stock and liquidation parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidation preferences of the Preferred Stock and such liquidation parity stock. As used in this prospectus supplement, “liquidation preference” means, with respect to any class or series of our capital stock, the amount otherwise payable upon such class or series of capital stock in connection with any distribution upon our liquidation, dissolution or winding-up (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends (and in the case of any holder of capital stock on which dividends cumulate, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

If the liquidation preference has been paid in full to all holders of Preferred Stock and liquidation parity stock, if any, the holders of our common stock or any other class or series of shares ranking junior to the

Preferred Stock with respect to distributions upon our liquidation, dissolution or winding-up shall be entitled to receive all our remaining assets or the proceeds thereof according to their respective rights and preferences.

Our merger or consolidation with any other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets (for cash, securities or other property), shall not constitute a liquidation, dissolution or winding-up of our business or affairs.

As used in this prospectus supplement, “liquidation parity stock” means any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Preferred Stock as to the payment of distributions upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, there is no liquidation parity stock outstanding.

Voting Rights

General

Except as provided below, the holders of the Preferred Stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of our capital stock, and will not be entitled to participate in meetings of holders of our common stock or to call a meeting of the holders of any one or more classes or series of our capital stock for any purpose. Each holder of Preferred Stock will have one vote per share (except as otherwise indicated below) on any matter on which holders of Preferred Stock are entitled to vote, including when acting by written consent.

All voting rights conferred on the Preferred Stock shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds for the redemption have been set aside.

Right to Elect Two Directors upon Nonpayment

If and when dividends on the Preferred Stock have not been declared and paid in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive) (a “non-payment event”), the authorized number of directors then constituting our board of directors will automatically be increased by two. Holders of the Preferred Stock, together with the holders of all other affected classes and series of voting parity stock (as defined below), voting as a single class, will be entitled to elect the two additional members of our board of directors (the “preferred stock directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of the Preferred Stock and any voting parity stock for which dividends have not been paid, called as provided below.

At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the aggregate number of outstanding shares of the Preferred Stock and voting parity stock which then have the right to exercise voting rights similar to those described above (addressed to the Secretary at our principal office) must, call a special meeting of the holders of the Preferred Stock and voting parity stock for the election of the preferred stock directors. Notice for a special meeting will be given in a similar manner to that provided in our Restated Bylaws for a special meeting of the stockholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of the Preferred Stock may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books. The preferred stock directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the preferred stock directors, a successor will be elected by our board of directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining preferred stock directors or if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of the Preferred Stock and all voting parity stock for which dividends have not been paid, voting as a single class. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all voting parity stock, when they have the voting rights described above (voting together as a single class). The preferred stock directors shall each be entitled to one vote per director on any matter.

Whenever full dividends have been paid on the Preferred Stock for consecutive dividend periods equivalent to at least one year after a non-payment event, then the right of the holders of the Preferred Stock to elect the preferred stock directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any non-payment event in respect of future dividend periods). When the rights of the Preferred Stock and any voting parity stock to elect preferred stock directors have all ceased, the terms of office of all preferred stock directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.

As used in this prospectus supplement, “voting parity stock” means any and all series of dividend parity stock having voting rights to elect directors upon the non-payment of dividends equivalent to those described above.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any shares of Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our Amended and Restated Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking senior to the Preferred Stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution or winding-up, or issue any obligation or security convertible into or evidencing the right to purchase any such class or series of our capital stock;

•

amend the provisions of our Amended and Restated Certificate of Incorporation, including the Certificate of Designations creating the Preferred Stock, so as to adversely affect the special powers, preferences, privileges or rights of the Preferred Stock, taken as a whole; or

•

consummate a binding share-exchange or reclassification involving the Preferred Stock, or a merger or consolidation of us with or into another entity unless the shares of the Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Preferred Stock.

When determining the application of the supermajority voting rights described in this section, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any series of preferred stock, or any securities convertible into or exchangeable or exercisable for junior stock or any series of preferred stock, that by its terms expressly provides that it ranks pari passu with the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding-up shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Preferred Stock.

Voting Rights under Delaware Law

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our Amended and Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Amended and Restated Certificate of Incorporation or the Certificate of Designations creating the Preferred Stock.

Changes for Clarification

We may, without the consent of the holders of Preferred Stock, amend, alter, supplement or repeal any terms of the Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, in order to (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations creating the Preferred Stock that may be defective or inconsistent or (ii) to make any provision with respect to matters or questions arising with respect to the Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations creating the Preferred Stock.

Depositary, Transfer Agent and Registrar

Computershare Trust Company, N.A will be the depositary, transfer agent and registrar for the Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

DESCRIPTION OF DEPOSITARY SHARES

The following is a brief description of the material terms of the depositary shares. The following summary does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of the Deposit Agreement (as defined below), the form of depositary receipts evidencing the depositary shares, and our Amended and Restated Certificate of Incorporation, including the Certificate of Designations creating the Preferred Stock, and Restated Bylaws, copies of which may be obtained from us upon request and in the manner described in the section entitled “Where You Can Find More Information,” and the applicable provisions of the DGCL and federal law governing bank holding companies.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Preferred Stock, and will be evidenced by depositary receipts. We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Trust Company, N.A., acting as depositary, Computershare Inc. and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose. DTC is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry Procedures and Settlement.”

Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by the holders. If we make a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends.

Whenever we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata, by lot or by any other equitable manner as we may decide. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will not vote the amount of the Preferred Stock represented by such depositary shares.

Preemptive and Conversion Rights

The holders of the depositary shares do not have any preemptive or conversion rights.

Depositary, Transfer Agent and Registrar

Computershare Trust Company, N.A will be the depositary, transfer agent and registrar for the depositary shares.

Form of Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Procedures and Settlement.” The Preferred Stock will be issued in registered form to the depositary.

Listing of Depositary Shares

Application will be made to list the depositary shares on the NYSE under the symbol “RFPrA.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the original issuance date of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares.

The Deposit Agreement

Amendment and Termination of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of depositary shares. However, any amendment that materially and adversely alters the rights of the holders will not be effective unless such amendment has been approved by holders of depositary shares representing at least a two-thirds of the depositary shares then outstanding.

The Deposit Agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed;

•

there has been made a final distribution in respect of the Preferred Stock in connection with our liquidation, dissolution or winding-up, and such distribution has been distributed to the holders of depositary shares; or

•	there has been consent of holders of depositary shares representing not less than two-thirds of the depositary shares outstanding.

Fees, Charges and Expenses

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus supplement. We will also pay all charges of the depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the depositary shares, all withdrawals and any redemption or exchange of the Preferred Stock. All other transfer and other taxes and governmental charges are at the expense of holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by providing notice. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depository must, generally, be appointed within 60 days after delivery of the notice of resignation or removal and be a person with a principal office in the United States and having a combined capital and surplus (along with its affiliates) of at least $50 million. If a successor is not appointed within 60 days, the outgoing depositary may petition a court to do so.

Miscellaneous

The depositary will not be liable for any delays or failures in performance of its obligations under the Deposit Agreement resulting from acts beyond its reasonable control. The depositary will not be obligated to appear in, prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless reasonably satisfactory indemnity is furnished.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the depositary shares under a book-entry system in the form of one or more global depositary receipts. We will register the global depositary receipts in the name of Cede & Co., as a nominee for DTC, or such other name as may be requested by an authorized representative of DTC. The global depositary receipts will be deposited with the depositary.

Following the issuance of the depositary shares in book-entry only form, DTC will credit the accounts of its participants with the depositary shares upon our instructions. DTC will thus be the only registered holder of the depositary receipts representing the depositary shares and will be considered the sole owner of the depositary receipts for purposes of the Deposit Agreement.

Global depositary receipts may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global depositary receipts may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global depositary receipts will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non- U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the depositary receipts evidencing the depositary shares, it will credit, on its book-entry registration and transfer system, the depositary shares evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global depositary receipts will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global depositary receipts will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global depositary receipts).

Investors in the global depositary receipts that are participants may hold their interests therein directly through DTC. Investors in the global depositary receipts that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global depositary receipts on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global depositary receipt, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in depositary receipts to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global depositary receipt to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or any successor depositary for a depositary receipt, or any nominee, is the registered holder of such depositary receipt, DTC or such successor depositary or nominee will be considered the sole owner or holder of the depositary shares represented by such depositary receipts for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a depositary receipt will not be entitled to have depositary shares represented by such depositary receipt registered in their names, will not receive or be entitled to receive physical delivery of depositary shares or depositary receipts in definitive form, and will not be considered the owners or holders thereof for any purpose under the Deposit Agreement. Accordingly, each person owning a beneficial interest in a depositary receipt must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Deposit Agreement. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the depositary receipts desires to give any consent or take any action under the Deposit Agreement, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the depositary shares that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global depositary receipts representing the depositary shares. Under the terms of the Deposit Agreement, the depositary will treat the persons in whose names the depositary shares, including the depositary receipts, are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any depositary, nor any agent of us or any such depositary will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the depositary receipts, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to the depositary receipts, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global depositary receipts held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us, any depositary, nor any agent of us or of any such depositary. Neither we nor any such depositary or agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the depositary shares, and we and any such depositary or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global depositary receipts in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of depositary shares only at the direction of one or more participants to whose account DTC has credited the interests in the global depositary receipts and only in respect of such portion of the aggregate amount of the depositary shares as to which such participant or participants has or have given such direction.

Owners of beneficial interests in a global depositary receipt will not be entitled to receive physical delivery of the related depositary shares or any depositary receipts in certificated form and will not be considered the holders of the depositary shares or depositary receipts for any purpose Deposit Agreement, and no depositary receipt will be exchangeable, except for another depositary receipt of the same denomination and tenor to be registered in the name of DTC or a successor depositary or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or indirect participant through which the beneficial owner owns its interest to exercise any rights of a holder under Deposit Agreement.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any depositary, nor any agent of us or of any such depositary will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Preferred Stock and the depositary shares representing shares of such Preferred Stock. When we refer to Preferred Stock in this section, we mean both the Preferred Stock and the depositary shares representing shares of such Preferred Stock.

The summary is limited to taxpayers who will hold the Preferred Stock as “capital assets” and who purchase the Preferred Stock in the initial offering at the initial offering price. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that purchases or sells the Preferred Stock as part of a wash-sale for tax purposes;

•	a person that owns the Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar;

•	a United States expatriate; or

•	a person liable for alternative minimum tax.

This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

If a partnership holds the Preferred Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Preferred Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Preferred Stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of the Preferred Stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Beneficial owners of depositary shares representing shares of Preferred Stock will be treated as owners of the underlying Preferred Stock for United States federal income tax purposes.

United States Holders

This subsection summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock by a United States holder. You are a United States holder if you are a beneficial owner of a share of the Preferred Stock and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Distributions on the Preferred Stock

Distributions with respect to our Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Preferred Stock and thereafter as capital gain from the sale or exchange of such Preferred Stock. If you are a corporation, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a noncorporate United States holder, dividends paid to you in taxable years beginning before January 1, 2013 will qualify for the preferential tax rates applicable to “qualified dividend income” if you meet certain holding period and other applicable requirements. However, in the absence of legislation extending the term of the preferential tax rates for qualified dividend income, dividends paid in taxable years beginning on or after January 1, 2013, including dividends on the Preferred Stock, will be taxed at rates applicable to ordinary income.

Dividends that exceed certain thresholds in relation to your tax basis in the Preferred Stock could be characterized as an “extraordinary dividend” under the Internal Revenue Code. If you are a corporation, you have held the stock for two years or less before the dividend announcement date and you receive an extraordinary dividend, you will generally be required to reduce your tax basis in your stock with respect to which such dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds your tax basis in such stock, the excess is treated as taxable gain. If you are a noncorporate United States holder and you receive an extraordinary dividend in taxable years beginning before January 1, 2013, you will be required to treat any losses on the sale of our Preferred Stock as long-term capital losses to the extent of the extraordinary dividends you receive that qualify for the preferential tax rates applicable to “qualified dividend income.”

Sale or exchange of the Preferred Stock other than by redemption

If you sell or otherwise dispose of your Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the Preferred Stock. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Redemption of the Preferred Stock

If we redeem your Preferred Stock, it generally would be a taxable event. You would be treated as if you had sold your Preferred Stock if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

If we redeem your Preferred Stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the Preferred Stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the Preferred Stock for more than one year.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis between the redeemed and remaining Preferred Stock.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust)for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its dividend income and its net gains from the disposition of the Preferred Stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Preferred Stock.

United States Alien Holders

This section summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock by a United States alien holder. You are a United States alien holder if you are a beneficial owner of a share of the Preferred Stock and you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the Preferred Stock.

Distributions on the Preferred Stock

Except as described below, if you are a United States alien holder of the Preferred Stock, dividends (including any redemption treated as a dividend for United States federal income tax purposes as discussed above under “United States Holders—Redemption of the Preferred Stock”) paid to you are subject to withholding of

United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury Department regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations, provided that, if required by an applicable income tax treaty, such dividends are attributable to a permanent establishment maintained by the United States alien holder in the United States.

If you are a corporate United States alien holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on disposition of the Preferred Stock

If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of the Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for United States federal income tax purposes and certain other conditions are met.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable payments to foreign financial entities and other foreign entities

A 30% withholding tax will be imposed on certain payments to certain foreign financial institutions, investment funds and other non-United States persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments will include United States source dividends and the gross proceeds from the sale or other disposition of stock that can produce United States source dividends, such as the Preferred Stock. Under administrative guidance and proposed regulations, withholding would only be made to payments of dividends made on or after January 1, 2014, and to payments of gross proceeds from a sale or other disposition of the Preferred Stock made on or after January 1, 2017.

Backup withholding and information reporting

In general, if you are a noncorporate United States holder, dividend payments, or other taxable distributions, made on your Preferred Stock, as well as the payment of the proceeds from the sale or redemption of your Preferred Stock that are made within the United States will be subject to information reporting requirements. Additionally, backup withholding will generally apply to such payments if you are a noncorporate United States holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

If you are a United States alien holder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of your Preferred Stock effected at a United States office of a broker;

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•

other documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments in accordance with United States Treasury Department regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of the Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of the Preferred Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in United States Treasury Department regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of the Preferred Stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•

one or more of its partners are “U.S. persons,” as defined in United States Treasury Department regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our depository shares by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to be “plan assets” of any such plan, account or arrangement (each, a “Plan”).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 475 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such ERISA Plan or the management or disposition of the assets of such ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. A fiduciary of a Plan should consider the fiduciary standards of ERISA or other applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in our depositary shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA if applicable, and any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA, the Code or any applicable Similar Laws.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plan, unless an exemption is available. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In addition, the fiduciary of the ERISA Plan that engaged in such non-exempt prohibited transaction may be subject to penalties under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

The acquisition of our depositary shares by an ERISA Plan or any entity whose underlying assets include “plan assets” by reason of any ERISA Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, the agents or any of our respective affiliates is a party in interest or disqualified person may result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless our depositary shares are acquired and held pursuant to an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of our depositary shares. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of certain securities like our depositary shares, provided that neither we nor any of our affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the ERISA Plan involved in the transaction, and provided further that the ERISA Plan pays no more than, and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or subsequent transferee of our depositary shares or any interest therein will be deemed to have represented by its purchase of our depositary shares or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing our depositary shares on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase of our depositary shares will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing our depositary shares on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential applicability of ERISA and Section 4975 of the Code and the availability of exemptive relief under any of the PTCEs described above, or the potential consequences of any purchase under Similar Laws, as applicable. The sale of any of our depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan, Plan Asset Entity or Non-ERISA Arrangement generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for any such Plan, Plan Asset Entity or Non-ERISA Arrangement generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

We are offering the depositary shares described in this prospectus supplement through a number of underwriters. We have entered into an underwriting agreement with the underwriters listed below for whom Morgan Stanley & Co. LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of depositary shares listed next to its name below:

Underwriters	Number of Depositary Shares
Morgan Stanley & Co. LLC	3,922,000
Goldman, Sachs & Co.	2,917,000
J.P. Morgan Securities LLC	2,917,000
UBS Securities LLC	3,922,000
Wells Fargo Securities, LLC	3,922,000
Raymond James & Associates, Inc.	1,200,000
Barclays Capital Inc.	200,000
Deutsche Bank Securities Inc.	200,000
Sterne, Agee & Leach, Inc.	200,000
Blaylock Robert Van LLC	200,000
Mischler Financial Group, Inc.	200,000
Samuel A. Ramirez & Company, Incorporated	200,000

Total	20,000,000

The underwriters are committed to take and pay for all of the depositary shares being offered, if any are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 2,000,000 additional depositary shares at the public offering price listed on the cover of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely to cover any over-allotments. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

The underwriters propose to offer the depositary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.25 per depositary share sold to institutional investors and $0.50 per depositary share sold to retail investors. Any such dealers may resell depositary shares to certain other brokers or dealers at a discount of up to $0.45 per depositary share from the initial public offering price per depositary share sold to retail investors. After the initial public offering of the depositary shares, the offering price and other selling terms may be changed by the underwriters. Sales of depositary shares made outside of the U.S. may be made by affiliates of the underwriters.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

	No Exercise(1)	Full Exercise(2)
Per Depositary Share	$0.607	$0.623
Total	$12,137,737.50	$13,712,737.50

(1)	Reflects 8,757,000 depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $0.375 per depositary share, and 11,243,000 depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per depositary share.
(2)	Reflects full exercise of the underwriters’ option to purchase 2,000,000 additional depositary shares and assumes the sale of all over-allotment shares to retail investors for which the underwriters would receive an underwriting discount of $0.7875 per depositary share.

In connection with the offering, the underwriters may purchase and sell depositary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or lessening a decline in the market price of the depositary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any of our securities substantially similar to the Preferred Stock or the related depositary shares, including any options or warrants to purchase shares of Preferred Stock or securities convertible into or exchangeable for shares of Preferred Stock, during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement (the “lock-up period”), except with the prior written consent of the representatives.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $750,000.00.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the issuer. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. If any of the underwriters or their affiliates has a lending relationship with Regions, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. Additionally, on April 2, 2012, we completed the sale of all outstanding shares of capital stock issued by Morgan Keegan and MK Holdings, Inc. to Raymond James, the parent company of Raymond James & Associates, Inc. Pursuant to the stock purchase agreement related to that transaction, we have agreed to indemnify Raymond James for losses in connection with certain proceedings related to matters occurring prior to the completion of the sale. Please see our periodic reports, which are incorporated by reference herein, for additional information and details concerning the transaction and our obligations to indemnify Raymond James in connection with the sale.

We expect that delivery of the depositary shares will be made against payment therefor on or about November 1, 2012, which will be the fifth business day after the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on the date of pricing or the first business day after the date hereof will be required, by virtue of the fact that the depositary shares will settle in five business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of depositary shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the depositary shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of depositary shares may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of depositary shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor,” and (B) in the case of any depositary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the depositary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any depositary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the depositary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any depositary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any depositary shares to be offered so as to enable an investor to decide to purchase any depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The depositary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the depositary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF THE SHARES

The validity of the Preferred Stock and the depositary shares offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The validity of the Preferred Stock and the depositary shares offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Sullivan & Cromwell LLP regularly performs legal services for us and our affiliates.

EXPERTS

The consolidated financial statements of Regions Financial Corporation appearing in Regions Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of Regions Financial Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

REGIONS FINANCIAL CORPORATION

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

Guarantees

Regions Financing Trust IV

Regions Financing Trust V

Regions Financing Trust VI

Trust Preferred Securities

The securities listed above may be offered by us, or any of Regions Financing Trust IV, Regions Financing Trust V and Regions Financing Trust VI, as applicable, and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on The New York Stock Exchange and trades under the ticker symbol “RF.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, or the equity securities of Regions Financing Trust IV, Regions Financing Trust V or Regions Financing Trust VI, and are not savings accounts, deposits or other obligations of any bank or savings association and will not be insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Prospectus dated February 24, 2010

Unless the context requires otherwise, references to (1) “we,” “us,” “our,” “Regions” or similar terms are to Regions Financial Corporation and its subsidiaries, and (2) the “trusts” are to Regions Financing Trust IV, Regions Financing Trust V and Regions Financing Trust VI, Delaware statutory trusts and the issuers of the trust preferred securities.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of senior debt securities, subordinated debt securities, junior subordinated debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts, units and guarantees of trust preferred securities issued by any of the trusts in one or more offerings up to an indeterminate total dollar amount. The debt securities, preferred stock, warrants, stock purchase contracts and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities. The trusts may offer and sell, in one or more offerings, trust preferred securities representing undivided beneficial interests in the trusts, which may be guaranteed by Regions, to the public, and common securities representing undivided beneficial interest in the trusts to us.

We may use this prospectus in the initial sale of the securities listed above. In addition, Morgan Keegan & Company, Inc., or any of our other affiliates, may use this prospectus in a market-making transaction in any securities listed above or similar securities after their initial sale.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be

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read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•

Current Reports on Form 8-K filed on February 27, 2009, March 2, 2009, April 22, 2009, September 4, 2009, October 15, 2009, December 11, 2009, December 17, 2009, December 18, 2009 and February 22, 2010 (two filings);

•	Regions’ proxy statement for its 2009 annual meeting dated March 6, 2009; and

•

The description of our common stock contained in our current report on Form 8-K filed on July 1, 2004 with the SEC, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Regions Financial Corporation

Investor Relations

1900 Fifth Avenue North,

Birmingham, Alabama 35203

(205) 326-5807

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

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THE COMPANY

Regions Financial Corporation is a Delaware corporation and financial holding company headquartered in Birmingham, Alabama, which operates throughout the South, Midwest and Texas. Regions provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and other specialty financing. Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus under the heading “Where You Can Find More Information.”

Regions is a separate and distinct legal entity from our banking and other subsidiaries. A significant source of funds to pay dividends on our common and preferred stock and service our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our telephone number at that address is 205-326-5807.

CONSOLIDATED EARNINGS RATIOS

Our consolidated ratio of earnings (from continuing operations) to fixed charges and earnings (from continuing operations) to fixed charges and preferred stock dividends for each of the five fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 are as follows:

	Twelve Months Ended December 31,
	2009(1)	2008(1)	2007(1)	2006	2005
Ratio of Earnings to Fixed Charges (2)
Excluding interest on deposits	(0.52)	(4.59)	2.89	3.86	3.64
Including interest on deposits	0.42	(1.13)	1.54	1.84	1.89
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (2), (3)
Excluding interest on deposits	(0.40)	(4.48)	2.89	3.86	3.64
Including interest on deposits	0.38	(1.12)	1.54	1.84	1.89

(1)	For purposes of this computation, the recognized interest related to uncertain tax positions for the year ended December 31, 2009, 2008 and 2007 of approximately $5 million, $31 million and $82 million, respectively, was excluded.
(2)	Earnings as adjusted consists of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consists of interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense. These ratios are presented both including and excluding interest on deposits.
(3)	Before 2008, there were no preferred shares outstanding; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges for the years ended December 31, 2007, 2006 and 2005.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement.

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VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Carl L. Gorday, our Assistant General Counsel, or such other legal officer as we may designate from time to time, and Sullivan & Cromwell LLP, New York, New York. Mr. Gorday beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the trusts and us by Richards, Layton & Finger, P.A. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Regions Financial Corporation appearing in Regions Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Regions Financial Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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Depositary Shares Each Representing a 1/40th

Interest in a Share of 6.375% Non-Cumulative Perpetual

Preferred Stock, Series A

October 25, 2012

Morgan Stanley

Goldman, Sachs & Co.

J.P. Morgan

UBS Investment Bank

Wells Fargo Securities

Raymond James

Barclays

Deutsche Bank Securities